FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Pat Ball
Senior Vice President, Strategic Resources Group
800-818-1498

Team Health Holdings, Inc. Announces Third Quarter 2015
Financial Results and Provides Update on IPC Healthcare Transaction

Third Quarter 2015 Highlights:

▪	Net Revenue increased to $899.2 million; 26.2% over third quarter of 2014

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $35.4 million; $50.0 million after adjustments

▪	Diluted net earnings per share of $0.48; Adjusted EPS of $0.68

▪	Adjusted EBITDA increased 13.6% to $101.1 million
2015 Outlook:

▪	Projected 2015 net revenue growth increased to a range of 25.0% to 26.0%; Adjusted EBITDA margin remains between 10.5% and 11.0%

KNOXVILLE, Tenn. - November 3, 2015 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), a leading provider of outsourced physician staffing solutions for hospitals in the United States, today announced results for its third quarter of 2015.
"We are extremely pleased with our financial results as we generated another quarter of double digit revenue, earnings and Adjusted EBITDA growth. We benefited from strong performance across all of our growth drivers and experienced continued strong momentum across our business," said TeamHealth President and Chief Executive Officer, Mike Snow.
"Third quarter consolidated revenue growth was driven by positive contributions from acquisitions, net new contract sales, and same contract results. The Company continued to benefit from the significant number of transactions we closed in 2014 and 2015, as the financial performance of our recent acquisitions was again the largest driver of our revenue increase between quarters. Net new contracts were the second largest contributor to our revenue growth, as hospitals and physician groups nationwide continue to turn to TeamHealth for our best in class healthcare solutions. Same contract revenue growth was due primarily to a 3.3% increase in fee for service volume between quarters. These results reflect our integrated and complementary approach to achieving our financial targets,” said Mr. Snow.
"As a result of our financial performance thus far in 2015, and our current expectations about operating trends and growth opportunities for the remainder of the year, we are increasing our expectations for net revenue growth for fiscal year 2015 to range between $3.52 billion and $3.55 billion, reflecting an annual growth rate of 25.0% to 26.0%. We continue to target an Adjusted EBITDA margin of between 10.5% and 11.0%. We remain confident in our ability to continue to execute in the current environment and provide support to our affiliated clinicians and hospital partners while achieving our operational and financial goals for 2015," said Mr. Snow.
“As we look ahead, we are enthusiastic about our company’s prospects and remain confident in our strategic plan and ability to grow value for our stockholders. The integration of IPC Healthcare is a critical element of our plan, and the deal remains on track to close in the fourth quarter of 2015. Teams comprised of leaders from both TeamHealth and IPC are hard at work planning for the integration of the two organizations. The combination brings together two physician-centric companies to create the leading physician services organization spanning multiple specialties with an enhanced financial and strategic position that we believe will benefit our clinicians, hospital partners, employees and shareholders," concluded Mr. Snow.
 2015 Third Quarter Results
Net revenue increased 26.2% to $899.2 million from $712.2 million in the third quarter of 2014. Acquisitions contributed 19.2%, net sales growth contributed 4.4%, and same contract revenue contributed 2.7% of the increase in quarter-over-quarter growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 4.7% of overall net revenue growth between quarters.
Same contract revenue increased $19.0 million, or 2.9%, to $672.9 million from $653.9 million in the third quarter of 2014. A 3.3% increase in same contract volumes contributed 2.5% to same contract growth while an increase in estimated collections on fee for service visits provided a 0.6% increase in same contract revenue growth between quarters. Contract and other revenue constrained same contract revenue growth by 0.2% between quarters. Acquisitions contributed $136.5 million of revenue growth and net new contract revenue increased by $31.4 million between quarters.

The benefit from Medicaid parity revenue recognized in the third quarter of 2015 was $0.2 million. The third quarter of 2014 Medicaid parity revenue was $10.4 million, of which $9.8 million was same contract. The decline in parity revenue between periods constrained consolidated revenue growth by 1.4% and same contract revenue growth by 1.5% between quarters.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended September 30,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$504,193	$524,203	4.0%	2.8%
Contract and other revenue	149,709	148,664	(0.7)%	(0.1)%
Total same contracts	653,902	672,867	2.9%	2.7%
New contracts, net of terminations:
Fee for service revenue	27,725	56,568	104.0%	4.0%
Contract and other revenue	19,167	21,769	13.6%	0.4%
Total new contracts, net of terminations	46,892	78,337	67.1%	4.4%
Acquired contracts:
Fee for service revenue	10,691	126,721	1,085.3%	16.3%
Contract and other revenue	756	21,256	2,711.6%	2.9%
Total acquired contracts	11,447	147,977	1,192.7%	19.2%
Consolidated:
Fee for service revenue	542,609	707,492	30.4%	23.1%
Contract and other revenue	169,632	191,689	13.0%	3.1%
Total net revenue	$712,241	$899,181	26.2%	26.2%
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended September 30,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	2,925	3,023	3.3%
New and acquired contracts, net of terminations	197	994	404.6%
Total fee for service visits and procedures	3,122	4,017	28.7%
Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") for the quarter were $35.4 million, or $0.48 diluted net earnings per share, compared to net earnings of $27.6 million, or $0.38 diluted net earnings per share, in the third quarter of 2014. The financial results for the third quarter of 2015 included a credit of $3.5 million of contingent purchase and other acquisition compensation expense ($3.1 million after-tax), non-cash amortization expense of $20.6 million ($15.1 million after-tax)

and $2.6 million in non-tax-deductible transaction costs related to the proposed IPC Healthcare, Inc. (IPC) merger. Excluding these items, net earnings for the third quarter of 2015 would have been $50.0 million and Adjusted EPS would have been $0.68 per share. Included in the 2015 third quarter results is an elevated level of severance costs of $3.3 million, or $0.03 per share. Financial results for the third quarter of 2014 included $3.1 million of contingent purchase and other acquisition compensation expense ($2.4 million after-tax), non-cash amortization expense of $13.0 million ($8.8 million after-tax), and a $7.1 million increase in prior year professional liability loss reserves ($4.4 million after tax). Excluding these items, net earnings for the third quarter of 2014 would have been $43.2 million and Adjusted EPS would have been $0.60 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended September 30,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	72,331		73,687
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$27,586	$0.38	$35,442	$0.48
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(680) and $439 for 2014 and 2015, respectively	2,406	0.03	(3,091)	(0.04)
Amortization expense, net of tax of $(4,184) and $(5,530) for 2014 and 2015, respectively	8,807	0.12	15,103	0.20
IPC transaction costs, net of tax of $(0) for 2015	—	—	2,582	0.04
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,729) for 2014	4,359	0.06	—	—
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$43,158	$0.60	$50,036	$0.68
Cash flow provided by operations for the quarter was $113.8 million compared to $32.1 million in the third quarter of 2014. There were $3.4 million of contingent purchase payments made in the third quarter of 2015 and $20.7 million contingent purchase payments in 2014. Excluding the impact of the contingent purchase payments in 2015 and 2014, operating cash flows increased by $64.3 million to $117.1 million in 2015 compared to $52.8 million in 2014. The increase in operating cash flows between quarters reflects an increase in profitability and a reduction in accounts receivable and working capital funding requirements compared to the prior year. As of September 30, 2015, net accounts receivable were

$577.3 million compared to $500.6 million as of December 31, 2014. Net days in accounts receivable were 60.4 days compared to 59.0 days at December 31, 2014.
Adjusted EBITDA for the quarter increased 13.6% to $101.1 million from $89.0 million in the third quarter of 2014, and Adjusted EBITDA margin was 11.2% in 2015 compared to 12.5% in 2014. Excluding the impact of Medicaid parity in both periods (assuming an Adjusted EBITDA margin of approximately 70% on parity revenue), Adjusted EBITDA margin would have been 11.2% in the third quarter of 2015 and 11.6% in 2014. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended September 30,
	2014	2015
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$27,586	$35,442
Interest expense, net	3,921	5,572
Provision for income taxes	20,895	22,837
Depreciation	5,826	6,290
Amortization	12,991	20,633
Other (income) expenses, net(a)	292	2,137
Contingent purchase and other acquisition compensation expense(b)	3,086	(3,530)
Transaction costs(c)	3,107	3,869
Equity based compensation expense(d)	3,345	3,985
Insurance subsidiaries interest income	503	535
Professional liability loss reserve adjustments associated with prior years	7,088	—
Severance and other charges	381	3,343
Adjusted EBITDA	$89,021	$101,113

a.	Reflects gain or loss on disposal of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.
Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity, including costs associated with the IPC Healthcare, Inc. transaction of $2.6 million.

d.	Reflects costs related to equity awards granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan and the 2010 Nonqualified Stock Purchase Plan.
As of September 30, 2015, the Company had cash and cash equivalents of approximately $18.2 million and total outstanding debt of $755.0 million. The outstanding debt as of September 30, 2015 includes borrowings under its revolving credit facility in the amount of $170.0 million incurred primarily to fund the Company's recently completed acquisitions. As of September 30, 2015 the Company had $480.0 million of available borrowings under its revolving credit facilities (without giving effect to $6.4 million of undrawn letters of credit).
2015 First Nine Month Results
Net revenue in the nine months ended September 30, 2015 increased 29.0% to $2.62 billion from $2.03 billion for the same period of 2014. Acquisitions contributed 19.9%, net sales growth contributed 4.9% and same contract revenue contributed 4.2% of the increase in year over year growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 5.3% of overall net revenue growth between years.
Same contract revenue for the nine months ended September 30, 2015 increased $85.8 million, or 4.7%, to $1.90 billion from $1.82 billion in the same period a year ago. Increases in same contract volume of 6.1% contributed 4.6% to growth while an increase in estimated collections on fee for service visits provided a 0.2% increase in same contract revenue growth between periods. Contract and other revenue constrained same contract growth by 0.1% between periods. Acquisitions contributed $403.7 million of growth between periods and net new contract revenue increased by $99.1 million. The benefit from Medicaid parity revenue recognized in the nine months ended September 30, 2015 was $2.0 million, of which $0.2 million was same contract revenue compared to $27.7 million in 2014, of which $25.6 million was same contract revenue. The decrease in Medicaid parity revenue constrained consolidated revenue growth by 1.3% and same contract revenue growth by 1.4% between periods.

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Nine Months Ended September 30,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$1,383,476	$1,469,940	6.2%	4.3%
Contract and other revenue	434,253	433,613	(0.1)%	—%
Total same contracts	1,817,729	1,903,553	4.7%	4.2%
New contracts, net of terminations:
Fee for service revenue	92,328	193,259	109.3%	5.0%
Contract and other revenue	78,120	76,325	(2.3)%	(0.1)%
Total new contracts, net of terminations	170,448	269,584	58.2%	4.9%
Acquired contracts:
Fee for service revenue	38,321	380,276	892.3%	16.9%
Contract and other revenue	2,463	64,207	2,506.9%	3.0%
Total acquired contracts	40,784	444,483	989.8%	19.9%
Consolidated:
Fee for service revenue	1,514,125	2,043,475	35.0%	26.1%
Contract and other revenue	514,836	574,145	11.5%	2.9%
Total net revenues	$2,028,961	$2,617,620	29.0%	29.0%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Nine Months Ended September 30,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	8,050	8,541	6.1%
New and acquired contracts, net of terminations	824	3,296	300.0%
Total fee for service visits and procedures	8,874	11,837	33.4%
Net earnings attributable to Team Health Holdings, Inc. were $92.4 million in the nine months ended September 30, 2015, or $1.26 diluted net earnings per share, compared to net earnings of $81.6 million, or $1.13 diluted net earnings per share, in the same period of 2014. The 2015 financial results included $12.2 million ($10.7 million after-tax) of contingent purchase and other acquisition compensation expense, non-cash amortization expense of $62.1 million ($44.9 million after-tax) and $2.6 million in non-tax-deductible transaction costs related to the proposed IPC merger. Excluding these items, net earnings for the nine months of 2015 would have been $150.7 million and Adjusted EPS would have been $2.05 per share. Financial results for the same period in 2014 included $22.5 million of contingent purchase and other acquisition compensation expense ($15.7 million after-tax), non-cash amortization expense of $35.2 million ($23.9 million after-tax) and a $7.1 million increase in prior year professional liability loss reserves ($4.4 million after tax). Excluding these adjustments, net earnings for the same period in 2014 would have been $125.6 million and Adjusted EPS would have been $1.75 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Nine Months Ended September 30,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	71,955		73,351
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$81,634	$1.13	$92,431	$1.26
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(6,744) and $(1,508) for 2014 and 2015, respectively	15,739	0.22	10,722	0.15
Amortization expense, net of tax of $(11,345) and $(17,145) for 2014 and 2015, respectively	23,858	0.33	44,940	0.61
IPC transaction costs, net of tax of $(0) for 2015	—	—	2,582	0.04
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,729) for 2014	4,359	0.06	—	—
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$125,590	$1.75	$150,675	$2.05

Cash flow provided by operations for the nine months ended September 30, 2015 was $131.9 million compared to $106.7 million in 2014. There were $12.2 million contingent purchase payments in 2015 and $21.9 million contingent purchase payments in 2014. Excluding the impact of the 2015 and 2014 contingent purchase payments, operating cash flows increased $15.5 million to $144.2 million in 2015 compared to $128.7 million in 2014. The increase in operating cash flow between periods was due primarily to increased profitability compared to the prior period.
Adjusted EBITDA increased 17.3% to $289.8 million from $247.1 million in the nine months ended September 30, 2014, and Adjusted EBITDA margin was 11.1% compared to 12.2% for the same period in 2014. Excluding the impact of Medicaid parity in both years, Adjusted EBITDA margin would have been 11.0% in 2015 and 11.4% in 2014. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Nine Months Ended September 30,
	2014	2015
	(in thousands)
Net earnings attributable to Team Health Holdings, Inc.	$81,634	$92,431
Interest expense, net	10,758	14,132
Provision for income taxes	56,542	65,178
Depreciation	15,315	17,423
Amortization	35,203	62,085
Other (income) expenses, net(a)	(3,457)	(182)
Contingent purchase and other acquisition compensation expense(b)	22,483	12,230
Transaction costs(c)	5,734	7,170
Equity based compensation expense(d)	12,693	13,197
Insurance subsidiaries interest income	1,501	1,558
Professional liability loss reserve adjustments associated with prior years	7,088	—
Severance and other charges	1,563	4,590
Adjusted EBITDA	$247,057	$289,812

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense activity associated with acquisitions.

c.
Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activities, including costs associated with the IPC Healthcare, Inc. transaction of $2.6 million.

d.	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan and the 2010 Nonqualified Stock Purchase Plan.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2014	September 30, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,094	$18,194
Accounts receivable, less allowance for uncollectibles of $409,851 and $558,488 in 2014 and 2015, respectively	500,633	577,291
Prepaid expenses and other current assets	46,469	56,902
Receivables under insured programs	23,623	19,514
Income tax receivable	8,935	—
Total current assets	599,754	671,901
Insurance subsidiaries' and other investments	112,946	97,492
Property and equipment, net	62,117	74,939
Other intangibles, net	341,194	326,959
Goodwill	724,979	800,583
Deferred income taxes	21,113	39,694
Receivables under insured programs	50,625	72,959
Other	61,994	59,652
	$1,974,722	$2,144,179
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,616	$48,886
Accrued compensation and physician payable	283,033	283,288
Other accrued liabilities	153,137	127,331
Income tax payable	—	20,650
Current maturities of long-term debt	227,750	200,000
Deferred income taxes	38,272	31,511
Total current liabilities	742,808	711,666
Long-term debt, less current maturities	577,500	555,000
Other non-current liabilities	231,778	308,105
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 71,283 and 72,502 shares issued and outstanding at December 31, 2014 and September 30, 2015, respectively)	713	725
Additional paid-in capital	696,996	750,089
Accumulated deficit	(278,855)	(186,424)
Accumulated other comprehensive earnings	1,695	1,325
Team Health Holdings, Inc. shareholders' equity	420,549	565,715
Noncontrolling interests	2,087	3,693
Total shareholders' equity including noncontrolling interests	422,636	569,408
	$1,974,722	$2,144,179

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended September 30,
	2014	2015
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$1,223,104	$1,525,409
Provision for uncollectibles	510,863	626,228
Net revenue	712,241	899,181
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	546,346	707,871
Professional liability costs	29,564	27,474
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $3,086 and $(3,530) in 2014 and 2015, respectively)	61,643	67,066
Other (income) expenses, net	292	2,137
Depreciation	5,826	6,290
Amortization	12,991	20,633
Interest expense, net	3,921	5,572
Transaction costs	3,107	3,869
Earnings before income taxes	48,551	58,269
Provision for income taxes	20,895	22,837
Net earnings	27,656	35,432
Net earnings (loss) attributable to noncontrolling interests	70	(10)
Net earnings attributable to Team Health Holdings, Inc.	$27,586	$35,442

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.39	$0.49
Diluted	$0.38	$0.48
Weighted average shares outstanding
Basic	70,627	72,361
Diluted	72,331	73,687

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $89 and $124 for 2014 and 2015, respectively	165	230
Comprehensive earnings	27,821	35,662
Comprehensive earnings (loss) attributable to noncontrolling interests	70	(10)
Comprehensive earnings attributable to Team Health Holdings, Inc.	$27,751	$35,672

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Nine Months Ended September 30,
	2014	2015
	(In thousands, except per share data)
Net revenues before provision for uncollectibles	$3,493,892	$4,390,682
Provision for uncollectibles	1,464,931	1,773,062
Net revenues	2,028,961	2,617,620
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,557,696	2,058,876
Professional liability costs	73,482	81,371
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $22,483 and $12,230 in 2014 and 2015, respectively)	195,842	219,214
Other (income) expenses, net	(3,457)	(182)
Depreciation	15,315	17,423
Amortization	35,203	62,085
Interest expense, net	10,758	14,132
Transaction costs	5,734	7,170
Earnings before income taxes	138,388	157,531
Provision for income taxes	56,542	65,178
Net earnings	81,846	92,353
Net earnings (loss) attributable to noncontrolling interests	212	(78)
Net earnings attributable to Team Health Holdings, Inc.	$81,634	$92,431

Net earnings per share of Team Health Holdings, Inc.
Basic	$1.16	$1.29
Diluted	$1.13	$1.26
Weighted average shares outstanding
Basic	70,209	71,900
Diluted	71,955	73,351

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $663 and $(213) for 2014 and 2015, respectively	1,228	(370)
Comprehensive earnings	83,074	91,983
Comprehensive earnings (loss) attributable to noncontrolling interests	212	(78)
Comprehensive earnings attributable to Team Health Holdings, Inc.	$82,862	$92,061

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Three Months Ended September 30,
	2014	2015
	(In thousands)
Operating Activities
Net earnings	$27,656	$35,432
Adjustments to reconcile net earnings:
Depreciation	5,826	6,290
Amortization	12,991	20,633
Amortization of deferred financing costs	252	1,415
Equity based compensation expense	3,345	3,985
Provision for uncollectibles	510,863	626,228
Deferred income taxes	(12,732)	(19,562)
Gain on sale of investments and other assets	—	(1,479)
Equity in joint venture income	(994)	(1,142)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(529,823)	(602,487)
Prepaids and other assets	6,993	(24)
Income tax accounts	2,705	25,618
Accounts payable	6,685	3,069
Accrued compensation and physician payable	12,710	13,149
Contingent purchase liabilities	(17,623)	(6,885)
Other accrued liabilities	(1,062)	(856)
Professional liability reserves	4,294	10,391
Net cash provided by operating activities	32,086	113,775
Investing Activities
Purchases of property and equipment	(4,786)	(13,759)
Sale of property and equipment	—	225
Cash paid for acquisitions, net	(340,637)	(31,522)
Proceeds from the sale of investments	—	772
Net proceeds from disposition of assets held for sale	—	695
Purchases of investments at insurance subsidiaries	(37,039)	(22,952)
Proceeds from investments at insurance subsidiaries	36,031	28,235
Net cash used in investing activities	(346,431)	(38,306)
Financing Activities
Payments on long-term debt	(4,063)	(3,750)
Proceeds from revolving credit facility	288,600	249,000
Payments on revolving credit facility	(61,200)	(358,500)
Payments of financing costs	(1,146)	—
Contributions from noncontrolling interests	51	306
Proceeds from exercise of stock options	6,832	2,666
Tax benefit from exercise of stock options	5,513	1,700
Net cash provided by (used in) financing activities	234,587	(108,578)
Net decrease in cash and cash equivalents	(79,758)	(33,109)
Cash and cash equivalents, beginning of period	93,397	51,303
Cash and cash equivalents, end of period	$13,639	$18,194
Supplemental cash flow information:
Interest paid	$4,369	$4,239
Taxes paid	$25,482	$14,960

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2014	2015
	(In thousands)
Operating Activities
Net earnings	$81,846	$92,353
Adjustments to reconcile net earnings:
Depreciation	15,315	17,423
Amortization	35,203	62,085
Amortization of deferred financing costs	758	2,142
Equity based compensation expense	12,693	13,197
Provision for uncollectibles	1,464,931	1,773,062
Deferred income taxes	(21,367)	(34,140)
Gain on sale of investments and other assets	(2,349)	(1,879)
Equity in joint venture income	(3,124)	(2,856)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,515,378)	(1,846,532)
Prepaids and other assets	(1,467)	(9,774)
Income tax accounts	1,414	29,585
Accounts payable	7,831	8,624
Accrued compensation and physician payable	13,694	2,439
Contingent purchase liabilities	(1,283)	(13)
Other accrued liabilities	712	(3,034)
Professional liability reserves	17,287	29,261
Net cash provided by operating activities	106,716	131,943
Investing Activities
Purchases of property and equipment	(16,783)	(31,123)
Sale of property and equipment	2,776	225
Cash paid for acquisitions, net	(347,154)	(116,314)
Proceeds from the sale of investments	—	7,332
Net proceeds from disposition of assets held for sale	—	964
Purchases of investments at insurance subsidiaries	(68,527)	(67,887)
Proceeds from investments at insurance subsidiaries	61,314	79,422
Net cash used in investing activities	(368,374)	(127,381)
Financing Activities
Payments on long-term debt	(12,188)	(11,250)
Proceeds from revolving credit facility	316,100	950,500
Payments on revolving credit facility	(88,700)	(989,500)
Payments of financing costs	(1,146)	—
Contribution from noncontrolling interests	262	1,683
Distributions to noncontrolling interests	(122)	—
Proceeds from the issuance of common stock under stock purchase plans	1,903	3,445
Proceeds from exercise of stock options	15,510	23,185
Tax benefit from exercise of stock options	11,347	15,475
Net cash provided by (used in) financing activities	242,966	(6,462)
Net decrease in cash and cash equivalents	(18,692)	(1,900)
Cash and cash equivalents, beginning of year	32,331	20,094
Cash and cash equivalents, end of year	$13,639	$18,194
Supplemental cash flow information:
Interest paid	$11,708	$13,619
Taxes paid	$65,525	$52,120

-continued-

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company, IPC and the combined businesses of the Company and IPC. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the acquisition being completed within the anticipated timeframe or at all, the realization of the expected benefits of the acquisition, the Company’s, IPC’s and the combined business’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company or IPC are necessarily estimates reflecting the judgment of the Company's and IPC’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to the occurrence of any event that could give rise to a termination of the merger agreement, the risks that the proposed acquisition disrupts current plans and operations, current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s and IPC’s filings with the Securities and Exchange Commission.

The Company's forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Financial Supplement and Updated Conference Call Date & Time
The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.teamhealth.com. TeamHealth will hold a conference call tomorrow, November 4, 2015, at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13621635. The replay will be available until November 11, 2015.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians' ability to practice medicine, every day, in everything we do. Through our more than 14,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, anesthesia, urgent care, orthopaedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist and medical call center solutions to approximately 1,000 civilian and military hospitals, clinics and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.
The term "TeamHealth" as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. "Providers" are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.